Exhibit 99.6

Execution Version

Equity Commitment Letter

November 24, 2023

TSH Investment Holding Limited

Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place,

103 South Church Street,

P.O. Box 10240,

Grand Cayman KY1-1002,

Cayman Islands

Ladies and Gentlemen:

Rise Chain Investment Limited (the “Sponsor”) and Mr. Huang Jianjun (“Sponsor Shareholder”) are pleased to offer this commitment with respect to the purchase of certain equity interests of TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). Parent has been formed for purposes of acquiring iClick Interactive Asia Group Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent and TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Each capitalized term used and not defined in this letter agreement (this “Agreement”) shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. The Sponsor and Sponsor Shareholder hereby jointly and severally commit to purchase, or cause the purchase of, equity securities of Parent at or prior to the Effective Time for an aggregate amount of up to US$8,000,000 (such commitment, the “Commitment”) in immediately available funds, on the terms and subject to the conditions specified herein, which Commitment is to be used by Parent solely for the purpose of (i) funding a portion of the Merger Consideration required to be paid by Parent to consummate the Transaction pursuant to and in accordance with the Merger Agreement and (ii) payment of a portion of any other amounts required to be paid pursuant to the Merger Agreement and the fees and expenses in connection with the Transaction. The Sponsor and Sponsor Shareholder will not have any obligation under any circumstances to contribute, directly or indirectly, any capital or money that would be more than the amount of the Commitment to Parent, Merger Sub or any other person pursuant to the terms of this Agreement.

2. Conditions. The Sponsor’s and Sponsor Shareholder’s Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, (ii) the satisfaction or waiver (to the extent permitted) at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Effective Time but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iii) the Debt Financing having been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing. The Sponsor or Sponsor Shareholder may allocate all or a portion of the Commitment to (i) one or more Affiliates of the Sponsor or any affiliated investment fund or investment vehicle managed by the Sponsor or its Affiliates, or (ii) subject to the prior written consent of Parent, other persons, provided that in each case, (a) such allocation shall not relieve the Sponsor or Sponsor Shareholder of its obligations hereunder if such person to which the Commitment is allocated does not perform, and (b) the Sponsor’s and Sponsor Shareholder’s Commitment hereunder will only be reduced by any amounts of capital actually contributed to Parent (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement.

3. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided that the Company is an express third party beneficiary hereof and shall have the Specific Performance Rights provided in Section 4 of this Agreement as if it were a party hereto and no others.

4. Enforceability. This Agreement may only be enforced by (i) Parent, or (ii) the Company against the Sponsor or Sponsor Shareholder to enforce the Sponsor’s and/or Sponsor Shareholder’s obligation to fund its Commitment in accordance with the terms hereof (the “Specific Performance Rights”). No creditor of Parent or Merger Sub (other than the Company to the extent provided in this Section 4) shall have any right to enforce this Agreement or to cause Parent or any other person to seek to enforce this Agreement against the Sponsor or Sponsor Shareholder.

5. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsor, Sponsor Shareholder and the Company. Together with the Merger Agreement, the Interim Investors Agreement, any other limited guaranties related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, the Support Agreement and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsor and/or Sponsor Shareholder or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

6. Governing Law; Jurisdiction; Venue. The provisions set forth in Section 9.09 of the Merger Agreement shall apply mutatis mutandis to this Agreement as if set forth in full in this Section 6.

7. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Transaction. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of the Sponsor in each instance, provided that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Transaction, (ii) to Parent’s or the Company’s Affiliates and Representatives, who need to know of the existence of this Agreement or (iii) in connection with any Action to enforce the terms of this Agreement or the Merger Agreement.

10. Termination. The obligation of the Sponsor and Sponsor Shareholder under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time all such obligations shall be discharged, but subject to the performance of such obligations), and (b) the valid termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously made a claim under its Specific Performance Rights, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor and Sponsor Shareholder of any obligations finally determined or agreed to be owed by the Sponsor and Sponsor Shareholder, consistent with the terms hereof); provided that if the Parent Termination Fee is payable such Parent Termination Fee must be received by the Company in full for this Agreement to terminate.

11. No Assignment. The Commitment evidenced by this Agreement shall not be assigned or delegated, in whole or in part, (i) by the Sponsor or Sponsor Shareholder without the prior written consent of Parent and the Company, except that the Sponsor or Sponsor Shareholder may assign or delegate all or a portion of its obligations to fund the Commitment to any of the Sponsor’s or Sponsor Shareholder’s Affiliates or any affiliated investment fund or investment vehicle managed by the Sponsor or Sponsor Shareholder or its Affiliates thereof; provided, that such assignee or delegate has certified in writing to Parent prior to such assignment or delegation that it agrees to accept and undertake any and all assigned or delegated obligations hereunder and that it is capable of performing all of its obligations hereunder; provided further, that any such assignment or delegation shall not relieve the Sponsor or Sponsor Shareholder of its obligations under this Agreement to the extent not performed by such Affiliate, investment fund or investment vehicle; and (ii) by Parent without the prior written consent of the Sponsor and the Company.

12. Representations and Warranties. The Sponsor hereby represents and warrants to Parent with respect to (a) to (g) below and Sponsor Shareholder hereby represents and warrants to Parent with respect to (d) to (g) below: (a) it is duly organized, validity existing and in good standing under the laws of its jurisdiction of organization, (b) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action of the Sponsor, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of the Sponsor or Sponsor Shareholder, as applicable, and (assuming due execution and delivery of this Agreement by other parties hereto), enforceable against the Sponsor or Sponsor Shareholder, as applicable, in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (e) the execution, delivery and performance by the Sponsor or Sponsor Shareholder, as applicable, of this Agreement do not and will not violate the organizational documents of the Sponsor or Sponsor Shareholder, as applicable, or any applicable Law or conflict with any material agreement binding on the Sponsor or Sponsor Shareholder, as applicable; (f) the Sponsor or Sponsor Shareholder, as applicable, has uncalled capital commitments or otherwise has available funds in excess of the sum of the Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding; and (g) no action, consent, permit, authorization by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Sponsor or Sponsor Shareholder, as applicable.

[Signature Pages to Follow – Remainder of the Page Intentionally Left Blank]

Sincerely,

Rise Chain Investment Limited

By:	/s/ Huang Jianjun
Name:	Huang Jianjun
Title:	Director

Huang Jianjun

/s/ Huang Jianjun

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

TSH Investment Holding Limited

By:	/s/ TANG Jian
Name:	TANG Jian
Title:	Director

[Signature Page to Equity Commitment Letter]

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